PRODUCT DEVELOPMENT & SUPPLY AGREEMENT

Fibrinogen Concentration Kit

THIS AGREEMENT, made and entered into this 28th day of July 2006 (“Effective Date”), by and between Biomet Biologics, Inc. (“Biomet”), an Indiana corporation, and affiliate of Biomet, Inc., having its principal offices at 56 East Bell Drive, Warsaw, Indiana 46582, and ThermoGenesis Corp., (“TGC”), a Delaware corporation having its principal offices at 2711 Citrus Road, Rancho Cordova, California 95742.

WITNESSETH:

WHEREAS, TGC sells cryo-precipitation products which harvests blood proteins and has expertise and intellectual property relating to these products;

WHEREAS, Biomet develops, manufactures and distributes products that process autologous human cells, such as contained in blood, to produce therapeutic products;

WHEREAS, TGC and Cell Factor Technologies, Inc. (now Biomet) entered into a certain Clotalyst thrombin product supply agreement on March 29, 2005; and,

WHEREAS, Biomet desires to have TGC supply a product which harvests a fibrinogen rich solution of adhesive & clotting proteins, known as the “CryoSeal II Kit,” incorporating TGC’s intellectual property for sale by Biomet as a Product (as defined below);

NOW, THEREFORE, in consideration of the above recitals and in consideration of the mutual agreements and undertakings set forth below, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties agree as follows:

ARTICLE I

Definitions

1.1        “Affiliates” mean any company, corporation, or business in which Biomet owns or controls at least fifty percent (50%) of the voting stock.

1.2          “Clotalyst” means Biomet’s autologous thrombin clotting factor device (including TGC’s thrombin technology), TGC’s thrombin reagent and blood processing disposables.

1.3          “CryoSeal II Kit” means TGC’s fibrinogen plus disposable, labeling as specified by Biomet, and applicators contained in a sterile package.

1.4          “CyroSeal II Intellectual Property” means TGC’s Intellectual Property required to make, use, offer for sell, sell, and import the Product.

1.5          “Confidential Information” means all non-public information, whether in written, oral or any other form, including, without limitation, data, documentation, specifications, know-how, technical information, designs, drawings, plans, blueprints, business plans, customer lists, pricing information, forecasts, projections, analyses, and manufacturing processes that the disclosing party (the “Disclosing Party”) disclosed to the other party (the “Receiving Party”) or allowed the Receiving Party to observe, in the course of the activity under this Agreement, which information is indicated at the time of disclosure or observation as being confidential or proprietary in some manner; provided, however, that if such information is not or cannot be so marked at the time of disclosure or observation, the information shall still qualify as Confidential Information if the Disclosing Party designates such information as confidential to the Receiving Party in writing within thirty (30) days of disclosure or observation. Notwithstanding the foregoing, Confidential Information shall not include information that the Receiving Party can demonstrate (a) was known to the Receiving Party on a non-confidential basis prior to the disclosure by the Disclosing Party, (b) has become publicly available without fault of the Receiving Party, or (c) was independently developed without the use of Confidential Information by representatives of the Receiving Party who did not have access to the Confidential Information as established by contemporaneous written records.

1.6          “FDA” means the U.S. Food and Drug Administration, or any successor agency thereto.

1.7        “Fibrinogen Reagent” means TGC’s reagent for TGC’s CryoSeal II Kit, with labeling and packaging as specified by Biomet that is covered by CryoSeal II Intellectual Property along with other directly related accessory products such as applicator tips.

1.8        “Field of Use” means surgical hemostats, graft delivery systems, and surgeries listed in Schedule 1.8.

1.9          “Intellectual Property” means collectively, Patents, Trade Secrets, Copyrights, Trademarks, moral rights, trade names, rights in trade dress and all other intellectual property rights and proprietary rights, whether arising under the laws of the United States or any other state, country or jurisdiction in the world, including all rights or causes of action for infringement or misappropriation of any of the foregoing. For purposes of this Agreement: (a) “Patents” shall mean all patent rights and all right, title and interest in all letters patent or equivalent rights and applications, including provisional applications, for letters patent or rights, industrial and utility models, industrial designs, petty patents, patents of importation, patents of addition, certificates of invention and other government issued or granted indicia of invention ownership, including any reissue, extension, division, continuation or continuation-in-part applications throughout the world; (b) “Trade Secrets” shall mean all right, title and interest in all trade secrets and trade secret rights arising under common law, state law, federal law or laws of foreign countries; (c) “Copyrights” shall mean all copyrights, and all other literary property and authorship rights, and all right, title, and interest in all copyrights, copyright registrations, certificates of copyright and copyrighted interests throughout the world; and (d) “Trademarks” shall mean all right, title and interest in all trademark, service mark, trade name and trade dress rights arising under the common law, state law, federal laws and laws of foreign countries, and all right, title, and interest in all trademark, service mark, trade name and trade dress applications and registrations interests throughout the world.

1.10      “Net Sales” mean gross revenues received by Biomet and/or its licensees from the sale of the Products (as defined below), less trade or quantity discounts, sales commissions, credit for returned or recalled goods, and delivery expenses paid or borne by Biomet, in each instance with respect to Products.

1.11      “Plasma Fractioning Tube” means Biomet’s disposable centrifuge tube for isolating a plasma fraction from autologous whole blood.

1.12        “Product(s)” means a fibrinogen concentration kit containing TGC’s CryoSeal II Kit (minus Fibrinogen Reagent) and Biomet’s Plasma Fractioning Tube, ACD-A anti-coagulant, labeling per Biomet’s direction, and instructions, as more fully described in Schedule 1.12 (a) (Customer Requirements) and Schedule 1.12 (b) (Product Specification).

1.13	“Territory” means all countries of the world.

1.14        “TGC Point of Shipment” means as TGC’s manufacturing facilities as defined in the Uniform Commercial Code.

ARTICLE II

Product Development

2.1          Development Fee Milestone Payments. As an advance payment for engineering and development of the Product, Biomet shall pay TGC each milestone payment listed below, within thirty (30) days after the mutually agreed upon accomplishment of the milestone. Also within the thirty (30) day payment window for each milestone and after Biomet has paid TGC the milestone payment due, Biomet may, in its sole discretion, terminate the Agreement by providing TGC a written notice of termination, and upon termination Biomet shall not be obligated to make any further milestone payments. All milestone payments are made for completed work delivered at each phase, not tied to any continuing design or manufacturing efforts to TGC obligations, and TGC shall retain all milestone payments made by Biomet; and, TGC shall be free to commercialize the Product under the terms of this Agreement. If Biomet pays TGC all milestone payments, the aggregate development fee would be in the sum of ^Removed pursuant to Rule 24b-2 under the Securities Exchange Act of 1934^

(a)         Agreement Milestone. ^Removed pursuant to Rule 24b-2 under the Securities Exchange Act of 1934^ within thirty (30) days after this Agreement is fully signed. In preparation for milestone (b), TGC and Biomet shall begin to jointly prepare a mutually agreed upon Schedule 1.12 (a) (Customer Requirements) within ninety (90) days after the Agreement is fully signed;

(b)         Proof of Concept Milestone. ^Removed pursuant to Rule 24b-2 under the Securities Exchange Act of 1934^ after the delivery of Schedule 1.12 (a) (Customer Requirements) and proof of concept meets the mutually agreed upon Schedule 1.12 (b) (Product Specifications) no later than March 1, 2007;

(c)         Design Completion Milestone. ^Removed pursuant to Rule 24b-2 under the Securities Exchange Act of 1934^ after the design is completed (design “freeze”) and meets the Schedule 1.12 (b) (Product Specification) no later than June 1, 2007;

(d)         Functional Prototype Milestone. ^Removed pursuant to Rule 24b-2 under the Securities Exchange Act of 1934^ after TGC delivers to Biomet ^Removed pursuant to Rule 24b-2 under the Securities Exchange Act of 1934^ functional fibrinogen device prototypes and validation ^Removed pursuant to Rule 24b-2 under the Securities Exchange Act of 1934^ data that meet both the Schedule 1.12 (a) (Customer Requirements) and the Schedule 1.12 (b) (Product Specification) no later than September 1, 2007; and,

(e)         First Commercial Sale. ^Removed pursuant to Rule 24b-2 under the Securities Exchange Act of 1934^ after the first commercial sale of a Product.

2.2          License Grant. Upon Biomet’s payment to TGC of the aggregate development fee in the sum of ^Removed pursuant to Rule 24b-2 under the Securities Exchange Act of 1934^, TGC shall grant to Biomet and Affiliates under CyroSeal II Intellectual Property, and for the life of such CyroSeal II Intellectual Property, a non-exclusive, royalty bearing, license to make, use, offer to sell, sell, and import Products throughout the Territory for use in the Field of Use. Biomet shall have the right to grant sublicenses to others under the CyroSeal II Intellectual Property to import, distribute, offer to sell, sell, and obtain regulatory clearances for Products, provided all sublicenses are listed in Schedule 2.2 (Sublicensees), which may be updated from time to time. If TGC does not supply Fibrinogen Reagent to Biomet within 180 days after Biomet’s requested delivery date in a purchase order under Section 3.7, TGC shall grant to Biomet under Fibrinogen Reagent Intellectual Property, and for the life of such Intellectual Property, a non-exclusive, royalty bearing, license to make, use, offer to sell, sell, and import Fibrinogen Reagent throughout the Territory for use in the Field of Use. All Products manufactured by or for Biomet shall reasonably bear all appropriate designations (e.g, package inserts, instructions for use, and actual product labeling) as may be permitted identifying TGC’s patents and rights contained in the Product.

2.3          Product Configuration. Biomet and TGC shall share Product configuration information with each other prior to each party’s respective design freeze to coordinate Product configuration distinctions appropriate for Biomet’s Field of Use and TGC’s marketing plans. Product configuration distinctions may include packaging configuration, labeling, and centrifuge interfaces.

ARTICLE III

Terms and Conditions of Sale

3.1          Purchase: TGC shall supply Fibrinogen Reagent and Biomet shall purchase Fibrinogen Reagent at the transfer price provided in Schedule 3.1 (Pricing and Purchase Minimums), that shall not exceed ^Removed pursuant to Rule 24b-2 under the Securities Exchange Act of 1934^ each, according to the terms and condition of sale set forth below. If Biomet decides, in its sole discretion, to have TGC manufacture Product, TGC shall supply Product at a transfer price provided in Schedule 3.1 according to the terms and conditions of sale set forth below.

(a)           Biomet shall purchase the minimum quantity of Products from TGC as set forth on Schedule 3.1 for each calendar year with the minimum quantity being prorated during the first year if Biomet’s purchase order is dated after January 31st. Minimum purchases shall be determined and included in Schedule 3.1 prior to the completion of the CryoSeal II Kit development estimated to be no later than ^Removed pursuant to Rule 24b-2 under the Securities Exchange Act of 1934^.

(b)          The parties acknowledge that the minimum purchase quantity for each calendar year set forth in Schedule 3.1 are based on the prices listed Schedule 3.1 and agree to review and adjust the minimum purchase quantity set forth in Schedule 3.1 if the prices are adjusted.

(c)           If Biomet does not purchase the minimum quantity of Products as set forth in Schedule 3.1, Biomet may, at its sole discretion, grant TGC under Plasma Fractioning Tube and Clotalyst Intellectual Property a nonexclusive, royalty bearing license to make, use, offer to sell, sell, and import the Plasma Fractioning Tube and Clotalyst. If TGC manufactures the Plasma Fractioning Tube and Clotalyst, TGC shall pay Biomet a royalty of ^Removed pursuant to Rule 24b-2 under the Securities Exchange Act of 1934^ of the Net Sales received by TGC or its Affiliates from the sale of Products.

3.2          Right of First Offer. Biomet grants to TGC the right of first offer to manufacture Product exercisable within thirty (30) days after TGC delivers to Biomet ^Removed pursuant to Rule 24b-2 under the Securities Exchange Act of 1934^ functional fibrinogen device prototypes and validation data. If TGC manufactures Product for Biomet, Biomet shall ^Removed pursuant to Rule 24b-2 under the Securities Exchange Act of 1934^ on such Product. Biomet shall decide, in its sole discretion, whether to accept TGC’s offer to manufacture products or make other arrangements to manufacture Product.

3.3          Royalty. If Biomet manufactures Products not including Fibrinogen Reagent, Biomet shall pay TGC a royalty of ^Removed pursuant to Rule 24b-2 under the Securities Exchange Act of 1934^ of the Net Sales received by Biomet or its Affiliates from the sale of Products.

3.4          TGC Manufacturing Forecast. Within thirty (30) days after the Agreement is executed, Biomet shall provide TGC with a rolling 12 month estimated forecast for Fibrinogen Reagent and, if Biomet selects TGC to manufacture Products, Products with a purchase order for two-quarter (six-month) delivery forecast. The delivery forecast will be updated each calendar quarter, and provided to TGC within thirty days after the end of each calendar quarter. Both quarters of each six (6) month delivery forecast shall be binding, and the second six (6) months of the rolling annual forecast shall be non-binding.

3.5          Fibrinogen Reagent Transfer Price. If Biomet manufactures Products not including Fibrinogen Reagent, all prices for Reagent purchased by Biomet hereunder shall be F.O.B., TGC Point of Shipment. Biomet shall pay TGC the transfer price shown in Schedule 3.1 for aggregate quantities of Clotalyst reagent and Fibrinogen Reagent. Price review for price adjustments for Schedule 3.1 shall be reviewed each anniversary and increases must be mutually agreed to by both parties and will be implemented no sooner than 90 days after agreement.

3.6          Samples. In order to assist Biomet with the introduction of the Products into the market, TGC agrees to provide Biomet with up to 200 Product sample units, labeled as such, at a cost of ^Removed pursuant to Rule 24b-2 under the Securities Exchange Act of 1934^ of the applicable transfer price.

3.7          Purchase Order. All orders for the Fibrinogen Reagent or Product shall reflect delivery forecast amounts and be by means of a written purchase order which shall be submitted to TGC at TGC’s address for notice purposes set forth in Article 9.1, and shall request a delivery date. Orders may be placed by facsimile transmission or, upon the parties’ agreement, on TGC’s website or by e-mail; provided, however, that a confirming purchase order is received by TGC ten (10) business days after such order. It is understood that Biomet and TGC may use their standard purchase order and sales agreement forms during the performance of this Agreement. Any purchase order, sales agreement or other form used by Biomet or TGC shall be for convenience only and any terms or provisions contained therein which are in addition to or inconsistent with those contained herein shall have and be of no force and effect; provided, however, that the terms on such documents shall be effective to the extent they set forth quantities, scheduled delivery dates and, as applicable, mode of shipment.

3.8          Acceptance and Rejection of Purchase Order. All Biomet purchase orders conforming with Article 3.7 above that are not rejected within thirty (30) days after the purchase order is submitted shall be accepted by TGC. TGC shall notify Biomet in writing of any rejected order within thirty (30) days after the purchase order is submitted. TGC shall have no liability to Biomet with respect to purchase orders that are rejected.

3.9          Invoicing; Payment. TGC shall submit an invoice to Biomet with each shipment of the Products ordered by Biomet. Each invoice shall be due and payable in full within forty-five(45) days from the date of such invoice, and any delinquent account shall bear interest at the greater of one and one half percent (1 1/2%) per month or the maximum legal rate. All invoices shall be sent to Biomet’s address for notice purposes set forth in Article 9.1, without regard to the actual shipping address for the Products. Each such invoice shall state Biomet’s aggregate and unit purchase price for Products in the relevant shipment, plus any freight, taxes or other costs incident to the purchase or shipment initially paid by TGC and to be borne by Biomet hereunder. Biomet shall make all payments to TGC under this Agreement in United States dollars in immediately available funds to a bank account designated by TGC in such invoice, or otherwise designated by TGC in writing. Biomet shall not take any credits or offsets against amounts billed to Biomet by TGC without TGC’s prior written consent.

3.10	Shipping; Risk of Loss.

(a)           All Fibrinogen Reagent or Products delivered by TGC pursuant to this Agreement shall be suitably packed for the designated carrier in TGC’s standard shipping cartons, marked for shipment to such location or locations as Biomet may designate, and delivered to Biomet or its carrier, F.O.B., TGC Point of Shipment. Risk of loss for the Reagent and Products shall pass to Biomet upon delivery to the carrier at the F.O.B., TGC Point of Shipment.

(b)          TGC shall ship all Fibrinogen Reagent or Products in accordance with Biomet’s delivery instructions specified in Biomet’s purchase orders; provided, however, that if Biomet does not provide delivery instructions with respect to the carrier to be used, TGC may use its customary carrier. Biomet shall also bear all applicable taxes and duties that may be assessed against the Fibrinogen Reagent or Products after delivery to the carrier F.O.B., TGC Point of Shipment.

(c)           TGC shall use its good faith efforts to ship the Fibrinogen Reagent or Products for delivery by the requested date on Biomet’s purchase order for the Fibrinogen Reagent or Products. All shipments of Fibrinogen Reagent or Products shall be deemed to conform to the relevant purchase order unless TGC receives from Biomet, no later than thirty (30) days after the receiving date of a given shipment, written notice specifying the shipment, the purchase order number and exact nature of the discrepancy between the shipment and the order. If the quantity of Product delivered does not equal at ^Removed pursuant to Rule 24b-2 under the Securities Exchange Act of 1934^ of the binding six month forecast (referenced in item 3.4) as executed with valid purchase orders, then Biomet shall have the right to obtain an alternative supply of Product.

3.11        Cancellation. Biomet may reschedule, redirect or cancel delivery of Fibrinogen Reagent or Products only upon written notice to TGC sixty (60) days prior to delivery. However, if Biomet cancels delivery of any Fibrinogen Reagent or Products within forty-five (45) days of scheduled shipment, Biomet shall pay to TGC a restocking charge equal to ^Removed pursuant to Rule 24b-2 under the Securities Exchange Act of 1934^ of the purchase price for such purchase order.

3.12        Product Warranty. TGC warrants that the Fibrinogen Reagent or Products delivered to Biomet shall be free from defects in material and workmanship and that such warranty shall pass through to the customers of Biomet. TGC’s sole responsibility with respect to the foregoing warranty is to replace any Product with a defect for which TGC is responsible that either Biomet or its customers reject as being non-conforming to product specifications within ninety (90) days from the date of delivery to Biomet. TGC shall instruct Biomet to either destroy or return the non-conforming Product to TGC, freight C.O.D., to TGC’s facility located in the U.K. Article 3.12 shall not be construed in a manner that would in any way limit the indemnification provisions of Article 5 of this Agreement, unless expressly stated to limit the indemnification provisions.

3.13      Exclusive Warranty. THE FOREGOING WARRANTIES AND REMEDIES ARE EXCLUSIVE AND ARE IN LIEU OF ALL OTHER WARRANTIES, EXPRESS OR IMPLIED, EITHER IN FACT OR BY OPERATION OF LAW, STATUTORY OR OTHERWISE INCLUDING WARRANTIES OF MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE AND NON-INFRINGEMENT OF THIRD PARTY RIGHTS TO THE FULLEST EXTENT PERMITTED BY LAW. TGC NEITHER ASSUMES NOR AUTHORIZES ANY OTHER PERSON TO ASSUME FOR IT ANY OTHER LIABILITY IN CONNECTION WITH THE SALE, INSTALLATION, MAINTENANCE OR USE OR THE RESULTS OF THE USE OF THE PRODUCT(S), DOCUMENTATION NOR ANY OTHER ITEMS OR MATERIALS PROVIDED HEREUNDER IN TERMS OF CORRECTNESS, COMPLETENESS, ACCURACY, RELIABILITY, OR OTHERWISE.

3.14        Return Materials Procedure. In the event that any Product purchased hereunder is defective or fails to conform to the warranties set forth in Section 3.12, TGC will replace the defective or non-conforming Product. All Product returns must be assigned a Return Authorization (“RA”) number. To obtain an RA number, the Biomet shall notify TGC of the description of the Product, quantity, reason for return and date of purchase of Product to be returned. All Product returns from Biomet or its customers shall be sent directly to TGC, insured by Biomet or its customer. The RA number shall be prominently displayed on the outside of the shipping box and the Product shall be packaged to protect them from shipping damage.

3.15        TGC Inventory. Should TGC become the manufactuer of the CryoSeal II Kit, TGC shall maintain at least a ^Removed pursuant to Rule 24b-2 under the Securities Exchange Act of 1934^ month inventory of Fibrinogen Reagent or, if Biomet selects TGC to manufacture Products, Products based upon the rolling twelve (12) month estimated forecast in Section 3.4.

ARTICLE IV

Manufacturing and Regulatory Requirements

4.1          Manufacturing. TGC shall be responsible for manufacturing Fibrinogen Reagent and, if Biomet selects TGC to manufacture Products, Products in accordance with Quality System Regulation, 21 CFR Part 820 (Medical Devices), and applicable pharmaceutical/biologics regulations, all other applicable regulatory requirements, and Schedule 4.1 (Quality). TGC shall notify Biomet, in advance, of any proposed changes in the manufacturing of the Fibrinogen Reagent and Products, and any such manufacturing changes shall be subject to Biomet’s review and approval.

4.2          Technical Support. TGC shall provide Biomet with reasonable technical support to evaluate the Product upon request by Biomet.

4.3	TGC Regulatory Responsibilities

(a)           Approvals. If Biomet selects TGC as its manufacturer of its CryoSeal II Kit, TGC shall cooperate with Biomet in obtaining and maintaining any and all reasonably necessary regulatory approvals and clearances required for marketing and selling Fibrinogen Reagent approved with the Product for the purpose of supporting it initial commercial sales.

(b)          Labeling. TGC shall label Fibrinogen Reagent with TGC’s primary closure labeling or with labeling required by respective Regulatory Authority.

(c)           Alternate Fibrinogen Reagent Supplier. TGC shall identify and qualify an alternate supplier for Fibrinogen Reagent within one hundred and eighty (180) days after the Agreement Effective Date. The parties intend that TGC’s secondary supplier for Fibrinogen Reagent shall be incorporated into the Product regulatory submissions and will provide continuity of Fibrinogen Reagent to Biomet in the event of TGC’s inability to supply Fibrinogen Reagent to Biomet.

4.4	Biomet Regulatory Responsibilities

(a)           Approvals. Biomet shall be responsible for obtaining and maintaining any and all reasonably necessary regulatory approvals and clearances required for marketing, distributing and selling the Product in the Territory including Biomet’s tasks identified in Schedule 4.5 (Regulatory Corrective Action) to this Agreement.

(b)          Labeling. Biomet shall provide TGC with a copy of secondary closure labeling and other labeling such as brochures and package inserts, and TGC shall evaluate the Biomet’s labeling to ensure Biomet’s labeling is consistent with TGC’s primary closure labeling.

(c)           Regulatory Submission Coordination. Biomet shall coordinate with TGC on preparation of regulatory submission packages for regulatory bodies in effort to support its launch and initial commercial sales.

4.5          Corrective Actions. TGC and Biomet shall be responsible for regulatory corrective actions as provided in Schedule 4.5 (Regulatory Corrective Actions).

ARTICLE V

Term and Termination

5.1          Term. This Agreement shall commence on the date hereof and shall continue for five (5) years.

5.2          Termination by Material Breach. In addition to other rights and remedies, TGC or Biomet may terminate this Agreement by giving written notice of termination to the other party if the other party materially breaches any term of this Agreement.

(a)       This written notice must be delivered at least sixty (60) days prior to the effective date of termination. If the other party cures the identified breach within sixty (60) days after receipt of the notice, the notice of termination will have no effect.

(b)       All monies owed by Biomet to TGC shall become immediately due and payable notwithstanding any credit terms that may previously have been made available, and Biomet’s obligation to make such payments shall survive the termination of this Agreement.

(c)       In addition, the one-month supply of inventory will be reimbursed to TGC and product will be sent to Biomet after payment is received.

5.3          Rights Upon a Change of Control. During the term of this Agreement, if there is a Change of Control (as defined below), each party hereby covenants and agrees that it shall ensure that the rights of the other party shall continue unaffected on the terms and conditions contained herein, and shall issue to the other party a written statement confirming such continuing rights within ten (10) business days of the effective date of the Change of Control. For purposes hereof, a Change in Control shall mean (i) the direct or indirect sale or other disposition (in one or more related transactions to one or more parties) of all or substantially all of the assets of a party, or (ii) the direct or indirect transfer of more than fifty percent (50%) of the outstanding voting interests of a party, whether in a single transaction or series of related transactions.

ARTICLE VI

Insurance and Indemnification

6.1	Patent, Copyright and Proprietary Rights Indemnity

(a)           TGC shall, at its expense, defend and indemnify Biomet and its officers, directors, agents and employees harmless for damages and reasonable expenses (including attorneys' fees) related to any suits or claims by a third party brought against Biomet alleging that the CyroSeal II Kit sold pursuant to this Agreement infringe the Intellectual Property rights of others provided that TGC is promptly notified, rendered reasonable assistance by Biomet as required, and permitted to direct the defense or settlement negotiations. The foregoing obligation of TGC does not apply with respect to the CyroSeal or portions or components thereof which is or was: (i) made in whole or in part in accordance with Biomet’s specifications or instructions and such Biomet specifications are the source of the alleged infringement, (ii) combined with other products, processes or materials where the alleged infringement relates to such combination, provided that the alleged infringement claim could not be made but for such combination, (iii) where Biomet continues allegedly infringing activity after TGC has determined in good faith that there is no defensible position and being notified in writing by TGC thereof or after receiving a modification delivered at TGC’s expense that would have avoided the alleged infringement, or (iv) where Biomet’s use of the CyroSeal II Kit is not in accordance with this Agreement.

(b)          Biomet shall indemnify and hold TGC and its officers, directors, agents and employees harmless from all damages, settlements, attorneys' fees and expenses related to a claim of infringement or misappropriation which is determined by a ruling of any court of competent jurisdiction or by a mutually-agreed arbitrator, or by mutual agreement of the parties, to have been principally caused by Biomet’s conduct. TGC shall have no liability for any infringing combinations arising from the integration of the CyroSeal II Kit together with other products provided by Biomet or any third party, provided that the alleged infringement claim could not be made but for such combination.

(c)           Should the use of CyroSeal II kit by Biomet be enjoined, or in the event TGC wishes to minimize its potential liability hereunder, TGC may, at its option, either: (i) modify the infringing item so that it no longer infringes but remains fully functionally equivalent; (ii) obtain for Biomet, at TGC’s expense, the right to continue use of such item; or (iii) if none of the foregoing is feasible, TGC may take back such infringing item or items and refund to Biomet the purchase price paid therefor, less amortized depreciation on a five (5) year straight line basis. The foregoing in this Article shall be TGC’s sole liability and Biomet’s sole remedy for infringement or misappropriation of third party intellectual property or proprietary rights.

6.2          Indemnification for Product Liability. Biomet shall, at its expense, defend and indemnify TGC and its officers, directors, agents and employees harmless for damages and reasonable expenses (including attorneys' fees) related to any suits or claims by a third party brought against TGC alleging that the Product (excluding the CyroSeal®) sold pursuant to this Agreement resulted in death or injury to a patient based, whether based upon a theory of product liability, warranty, defective product, or otherwise. TGC shall, at its expense, defend and indemnify Biomet and its officers, directors, agents and employees harmless for damages and reasonable expenses (including attorneys' fees) related to any suits or claims by a third party brought against Biomet alleging that the CyroSeal® sold pursuant to this Agreement resulted in death or injury to a patient based, whether based upon a theory of product liability, warranty, defective product, or otherwise.

6.3          General Indemnification. Each party (the “Indemnitor”) shall defend, indemnify, and hold the other party (the “Indemnitee”) harmless from and against any claims, losses, actions, demands or damages, including reasonable attorney's fees, resulting from any act, omission, negligence or performance under this Agreement by the Indemnitor, its users, agents or representatives. This indemnity shall not apply to the extent the portion of such claim, liability, loss, cost, damage or expense is the result of the negligence or willful misconduct of the Indemnitee, its users, agents or representatives, or to the extent liability is disclaimed or limited by either party under this Article 2. The indemnity obligations set forth in this paragraph are contingent upon: (a) the Indemnitee giving notice to the Indemnitor of any such claim(s); (b) the Indemnitor having sole control of the defense or settlement of the claim; and (c) at the Indemnitor’s request and expense, the Indemnitee cooperating in the investigation and defense of such claim(s); provided, however, that failure to give notice shall not void Indemnitor’s obligations under this paragraph unless the failure materially and adversely harms Indemnitor.

6.4          Insurance. Each party shall purchase and maintain, during the term of this Agreement, policies of insurance which, at a minimum, include both comprehensive general liability and product liability. Each such policy shall have endorsements or coverage with limits of not less than $1,000,000 per occurrence and $1,000,000 in the aggregate for general liability coverage, and $1,000,000 per occurrence and $2,000,000 in the aggregate for product liability coverage. In the event a party’s insurance is on a "claims made" basis, such party shall purchase and maintain the extension of coverage or "tail" for a period of one year following the Termination Date or last date of sale of the Products under this Agreement, whichever is the latest date.

ARTICLE VII

Patents

7.1          Infringement by Third Parties. In the event that a third party infringes any patent of TGC covering the Products, TGC may, in its sole discretion, bring suit or otherwise abate the infringement. If TGC chooses to take such action, Biomet may elect to participate in the prosecution of the action, provided that it equally shares the cost and expenses incurred in connection with such action. If Biomet elects to participate in the action, it shall be entitled to receive fifty percent (50%) of any recovery made by TGC after reimbursement of each party’s direct litigation costs and expenses. In the event that TGC chooses not to take such action, Biomet shall be free to pursue any such claim against a third party at its sole cost and expense and TGC shall, without further consideration therefore, perform all reasonable acts necessary for Biomet to pursue such a claim. Any recovery made by Biomet from such action shall be retained by Biomet.

ARTICLE VIII

Confidential Information

8.1        Confidential Information. In performing the obligations under this Agreement, Biomet and TGC may come into contact with, be given access to, and, in some instances, contribute to each other’s Confidential Information. In consideration of permitting Biomet and TGC to have access to each other’s Confidential Information, during the term of this Agreement and at all times thereafter, Biomet and TGC agree that they shall not disclose to any third party any Confidential Information of the other party without the other party’s prior written consent. Biomet and TGC shall only make the Confidential Information of the other party available to its employees on a need-to-know basis and agree to take appropriate action by instruction or agreement with their respective employees for a permitted access to the Confidential Information to satisfy the obligations under this Article 8.1.

8.2        Confidential Treatment for Business Terms. In addition, incident to TGC's filing of this Agreement with the Securities and Exchange Commission, the parties agree that certain confidential and competitive information with respect to pricing will not be publicly disclosed, and TGC agrees that it will request under the United States securities laws, including Rule 24b-2 promulgated under the Securities Exchange Act of 1934, as amended, and use its reasonable best efforts to seek, confidential treatment of certain information contained in this Agreement.

ARTICLE IX

Miscellaneous

9.1          Notices. Any notice, request, demand, or other communication required or permitted under this Agreement, shall be deemed to be properly given by the sender and received by the addressee (a) if personally delivered; (b) three (3) days after deposit in the mails if mailed by certified or registered air mail, postage prepaid; (c) one (1) day after being sent by facsimile with confirmation sent as provided in (b) above; or (d) one (1) day after being sent by commercial overnight mail, addressed as follows, and in the case of facsimile transmission, to the appropriate facsimile number shown below:

If to TGC:	THERMOGENESIS CORP.
2711 Citrus Road

Rancho Cordova, CA 95742    Facsimile No.: (916) 858-5197

Attention: Kevin Simpson, President & COO
With a copy to:	Bullivant Houser Bailey P.C.

1415 L Street, Suite 1000

Sacramento, CA 95814

Facsimile No.: (916) 930-2550

Attention: David Adams, Esq.

If to Biomet:	BIOMET, INC.

56 East Bell Drive

Warsaw, IN 46582

Facsimile: (574) 372-1960

Attention: General Counsel

With a copy to:	BIOMET BIOLOGICS, INC.

56 East Bell Drive

Facsimile: (574) 268-2742

Attention: Mr. Joel Higgins

Vice President, Technical Affairs

9.2       Relationship of the Parties. Nothing contained in this Agreement shall be construed to place the parties in a relationship of partners, joint ventures, or principal and agent. Neither party is authorized to assume or undertake any obligation of any kind, expressed or implied, on behalf of the other party.

9.3       Non-Assignment. Neither party shall assign any of its rights or obligations hereunder without the prior written consent of the other party; provided, however, that neither parties’ consent shall be required in connection with the transfer of the other party’s rights or obligations under this Agreement incident to a merger, consolidation, reorganization or acquisition of substantially all the assets of either party.

9.4       Waiver of Breach. The waiver or failure of either party to exercise in any respect any right provided for under this Agreement shall not be deemed to be a waiver of any future right hereunder.

9.5       Legal Interpretation. This Agreement shall be construed and interpreted in accordance with the law of the State of Indiana and the federal law of the United States, without regards to conflicts of laws principles.

9.6       Arbitration. All disputes, claims or controversies arising from or relating to this contract or the relationships which result from this contract shall be resolved by binding arbitration under the rules of the then current CPR Institute for Dispute Resolution, by one arbitrator, mutually selected by the parties. The decision of the arbitrator shall be final. The place of arbitration shall be mutually agreed to by the parties. This arbitration contract is made pursuant to a transaction in interstate commerce, and shall be governed by the Federal Arbitration Act. Any judgment upon the award rendered by the arbitrator may be entered by any court having jurisdiction thereof. The parties voluntarily and knowingly waive any right they have to a jury trial. The arbitrator is not empowered to award punitive damages or damages in excess of compensatory damages and each party hereby irrevocably waives any right to recover any damages other than compensatory damages with respect to any dispute resolved by arbitration. The parties also agree that neither shall have the right to participate as a representative or member of any class of claimants pertaining to a claim subject to arbitration under this agreement. The parties further agree that neither shall have the right to consolidate claims subject to arbitration under this agreement.

9.7       Modification. This Agreement may not be modified or altered except by written instrument duly executed by Biomet and TGC.

9.8       Entire Agreement. This Agreement contains the entire agreement of the parties hereto with respect to the subject matter hereof and shall be deemed to supersede all prior agreements, whether written or oral, and the terms and provisions of any such prior agreement shall be deemed to have been merged into this Agreement.

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first above written.

ThermoGenesis Corp.	Biomet Biologics, Inc.
By Kevin Simpson President & Chief Operating Officer	By Joel Higgins Vice President, Technical Affairs

Schedules:

1.8	Field of Use
1.12 (a)	Customer Requirements
1.12 (b)	Product Specification
2.2	Sublicensees
3.1	Pricing and Minimum Purchases
4.1	Quality
4.5	Regulatory Corrective Actions

[Signature page to ThermoGenesis Corp. and Biomet Biologics, Inc. Product Development and Supply Agreement for Fibrinogen Concentration Kit Effective Date July 28, 2006]

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